CONFIDENTIAL	Exhibit (e)(1)(a)

Schedule A to this Amendment

Of the Distribution Agreement

As of the Effective Date, the Existing Agreement is amended as follows:

1.	The current Appendix A (List of Portfolios) to Exhibit 1 of the Agreement shall be deleted in its entirety and replaced with the following new Appendix A (List of Portfolios) to Exhibit 1:

APPENDIX A

LIST OF PORTFOLIOS1

Effective as of January 22, 2026

Fund	Ticker
Janus Henderson Small Cap Growth Alpha ETF	JSML
Janus Henderson Small/Mid Cap Growth Alpha ETF	JSMD
Janus Henderson Short Duration Income ETF	VNLA
Janus Henderson Mortgage- Backed Securities ETF	JMBS
Janus Henderson AAA CLO ETF	JAAA
Janus Henderson U.S. Real Estate ETF	JRE
Janus Henderson Corporate Bond ETF	JLQD
Janus Henderson B-BBB CLO ETF	JBBB
Janus Henderson Securitized Income ETF	JSI
Janus Henderson Emerging Markets Debt Hard Currency ETF	JEMB
Janus Henderson Mid Cap Growth Alpha ETF	JMID
Janus Henderson Income ETF	JIII
Janus Henderson Transformational Growth ETF	JXX
Janus Henderson Asset-Backed Securities ETF	JABS
Janus Henderson Global Artificial Intelligence ETF	JHAI
Janus Henderson AA-A CLO ETF	JA
Janus Henderson U.S. Equity Enhanced Income ETF	JUDO

[signature page to follow]

[1]	This List of Portfolios may be amended upon execution of an updated List of Portfolios signed by the Parties hereto.

CONFIDENTIAL

JANUS DETROIT STREET TRUST		ALPS DISTRIBUTORS, INC.

By:	/s/ Nick Cherney	By:	/s/ Stephen J. Kyllo
Name:	Nick Cherney	Name:	Stephen J. Kyllo
Title:	President and Chief Executive Officer	Title:	Senior Vice President & Director